UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2009

HEARTLAND PAYMENT SYSTEMS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32594	22-3755714
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 Nassau Street, Princeton, New Jersey	08542
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 683-3831

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Heartland Payment Systems, Inc. (the “Company”) approved new cash and equity incentive/retention awards to certain of the Company’s named executive officers. The Committee retained Frederic W. Cook & Co., Inc. to review and recommend changes to the Company’s compensation structure and philosophy in light of the challenges facing the Company from the previously disclosed processing system intrusion and macro economic conditions and the significant reduction of equity ownership suffered by the Company’s Chief Executive Officer as a result of previously announced forced sales of all of his shares of the Company’s common stock.

The Committee considered a number of factors in determining the amount and the form of incentive/retention awards to grant certain of the Company’s named executive officers. Pursuant to the Committee’s determinations, the named executive officers below will receive the following new base salaries (effective January 1, 2009):

Name	Title	2008 Base Salary	New Base Salary
Robert H.B. Baldwin, Jr.	President and Chief Financial Officer	$350,000	$430,000
Charles H.N. Kallenbach	General Counsel, Chief Legal Officer and Secretary	$250,000	$325,000

In addition, the Committee granted each of the following named executive officers the equity awards described below:

Robert O. Carr, Chairman and Chief Executive Officer, received: (i) an option to purchase up to 465,000 shares of the Company’s common stock at an exercise price of $8.88 per share, which vests in four equal annual installments beginning on May 11, 2010 and expires on May 11, 2014; (ii) an option to purchase up to 465,000 shares of the Company’s common stock at an exercise price of $8.88 per share, which vests in four equal annual installments beginning on May 11, 2010 if the closing price of the Company’s common stock is $17.76 or more for 30 consecutive trading days any time on or before May 11, 2013 (the final vesting date) and such option expires on May 11, 2014; (iii) an option to purchase up to 465,000 shares of the Company’s common stock at an exercise price of $8.88 per share, which vests in four equal annual installments beginning on May 11, 2010 if the closing price of the Company’s common stock is $26.64 or more for 30 consecutive trading days any time on or before May 11, 2013 (the final vesting date) and such option expires on May 11, 2014; and (iv) 265,000 restricted stock units with each restricted stock unit representing a contingent right to receive one share of the Company’s common stock and which vests in four equal annual installments beginning on May 11, 2010. Mr. Carr, in consideration for the equity awards granted to him, agreed to extend his covenant not to compete with the Company and his covenant not to solicit any of the Company’s customers or suppliers following termination of his employment for any reason set forth in his Amended and Restated Employee Confidential Information and Noncompetition Agreement dated May 4, 2007 with the Company from 12 months to 24 months, except upon a change of control of the Company.

Robert H.B. Baldwin, Jr., President and Chief Financial Officer, received: (i) an option to purchase up to 95,300 shares of the Company’s common stock at an exercise price of $8.88 per share, which vests in four equal annual installments beginning on May 11, 2010 and expires on May 11, 2014; and (ii) 26,000 restricted stock units with each restricted stock unit representing a contingent right to receive one share of the Company’s common stock and which vests in four equal annual installments beginning on May 11, 2010.

Sanford C. Brown, Chief Sales Officer, received: (i) an option to purchase up to 65,000 shares of the Company’s common stock at an exercise price of $8.88 per share, which vests in four equal annual installments beginning on May 11, 2010 and expires on May 11, 2014; and (ii) 15,000 restricted stock units with each restricted stock unit representing a contingent right to receive one share of the Company’s common stock and which vests in four equal annual installments beginning on May 11, 2010.

Charles H.N. Kallenbach, General Counsel, Chief Legal Officer and Secretary, received: (i) an option to purchase up to 40,000 shares of the Company’s common stock at an exercise price of $8.88 per share, which vests in four equal annual installments beginning on May 11, 2010 and expires on May 11, 2014; and (ii) 15,000 restricted stock units with each restricted stock unit representing a contingent right to receive one share of the Company’s common stock and which vests in four equal annual installments beginning on May 11, 2010.

In each case, if the named executive officer is not employed by the Company at the relevant vesting date of the options and the restricted stock units granted, the unvested portion of such options and restricted stock units will terminate. All of such options and restricted stock units were granted under the Company’s 2008 Equity Incentive Plan. The closing price of the Company’s common stock on the date such options and restricted stock units were granted was $8.88.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2009

Heartland Payment Systems, Inc.
(Registrant)

By: /s/ Charles H.N. Kallenbach
Charles H.N. Kallenbach
General Counsel, Chief Legal Officer and Secretary